LITHIUM EXPLORATION GROUP INC.
3200 N. Hayden Road, Suite 235,
Scottsdale, Arizona 858251

August 20, 2013

Tero Oilfield Services Ltd.
Box 28
Wardlow, Alberta T0J 3M0
Attention: Garry Hoffman, President

Re: Letter of Intent for the acquisition of Tero Oilfield Services Ltd. (“Tero”) by Lithium Exploration Group, Inc. (“Lithium”)

Dear Garry:

Further to our recent meetings and discussions, this Letter Agreement (the “Agreement”) confirms our mutual intention and agreement to enter into a definitive agreement whereby Lithium will acquire 75% of the issued and outstanding shares of Tero (the “Transaction”). This letter is intended to create legally binding obligations on the Parties and will serve as the basis for the negotiation and preparation of a definitive agreement between Tero, Lithium and the shareholder of Tero (the “Selling Shareholder”) leading to the completion of the Transaction.

1.	The Transaction

The Transaction will provide that Lithium will acquire 75% of the issued and outstanding common shares of Tero for aggregate purchase consideration of $1,500,000 comprised of a cash deposit of $50,000, an additional cash payment of $950,000 and a secured convertible debenture in the amount of $500,000 (the “Purchase Price”).

2.	Payment of Purchase Price and Loan

	(a)	Lithium will pay the Purchase Price to the selling shareholder as follows:

		(i)	A non-refundable deposit in the sum of $50,000 to be paid within ten (10) days following the date of execution of this Agreement;

		(ii)	On or before December 1, 2013 and on the closing of the Transaction (the “Closing”), the payment of cash in the sum of $950,000; and

		(iii)	On the Closing, issuance by Lithium to the selling shareholder of a Convertible Secured Debenture in the amount of $500,000.

(b)	As additional consideration Lithium will advance to Tero a $500,000 loan for the retirement of Tero’s debt to Smith Group Holdings Ltd.

3.	The Debenture

The Debenture to be issued by Lithium to the selling shareholder on Closing shall be a Secured Convertible Debenture which shall be due and payable on December 1, 2014, subject to certain terms and conditions with respect to the conversion of the Debenture into Common Shares of Lithium. If the selling shareholder makes a decision to convert the Debenture, upon conversion, the Debenture shall be Convertible into Common Shares of Lithium at a price to be determined and agreed by the Parties prior to the Closing of the Transaction. If the Debenture is not converted, the Parties agree that it may be repaid at a later date or upon the expiry of the Term of the Debenture.

4.	Non Completion

In the event that the Transaction cannot be completed as a result of any failure or breech by Lithium, Tero shall be entitled to retain the Deposit. Notwithstading the foregoing, failure to enter into a Formal Agreement (as defined below) or to Close the Transaction shall not in itself be deemed breach of this Agreement by Lithium.

5.	Negotiation of a Definitive Agreement

The Parties shall diligently, in good faith and using commercially reasonableefforts, negotiate the terms and conditions of a formal definitive agreement (the “Formal Agreement”) to replace this Agreement and to be executed on or before September 30, 2013. The Formal Agreement will provide the basis for the Parties to carry out the Transaction and will contain provisions that are customary for a Transaction of this nature, including representations and warranties of each Party.

6.	Standstill

Until this Agreement is either superseded by the Formal Agreement or terminated pursuant to Section 8 below, Tero agrees that it will;

(a) Not solicit any offers or have any discussions with any third parties regarding the sale of its shares, assets or business or any other form of business combination or divestiture; and

(b)

Conduct its business only in, and not take any action except in, the usual, ordinary and regular course of business consistent with past practices. Other than the disposition of assets and payment of liabilities unrelated to the disposal well and facilities.

7.	Due Diligence and Access to Information

(a)

It shall be a condition precedent to the Closing of the Transaction thatLithium shall have conducted a due diligence review of the assets, liabilities, environmental condition of operations, reclamation and site restoration practices, business affairs and financial condition of Tero and shall have been satisfied therewith. This condition precedent is for the sole benefit of Lithium and may be waived by Lithium, in whole or in part, at its discretion.

(b)

Upon signing of this Agreement by Tero and until the Closing of the Transaction, Tero will allow Lithium and its respective authorized legal representatives, including legal counsel and financial advisors, access to all information, books or records relevant to the Transaction and Tero. Each Party agrees that all information and documents so obtained will be kept confidential and the contents thereof will not be disclosed to any person without the prior written consent of the disclosing Party.

8.	Termination

This Agreement shall terminate with the Parties having no obligations to each other, other than in respect of the confidentiality provisions contained in Section 11, in the following circumstances:

(a)	By written agreement of the Parties; and

(b)	Lithium not being reasonably satisfied with its due diligence review of Tero and providing notice to Tero thereof.

9.	Transaction Costs

In the event that this Transaction does not close, each of the Parties will be responsible for its own costs incurred by it in connection with the Transaction.

10.	Announcements

In general, unless required by law or securities regulations, neither Party shall make any public or private announcement or communication in respect of the Transaction until both Parties approve the announcement. Tero acknowledges that, as a reporting issuer, Lithium will be required to give public disclosure about the Transaction and Tero consents to any such disclosure as reasonably required to satisfy Lithium’s reporting requirements with the SEC. Lithium agrees to provide Tero with a draft of any proposed public disclosure regarding the Transaction for its review and input at least 12 hours prior to dissemination of such public disclosure.

11.	Confidentiality Agreements

Each Party agrees that any information provided to the other in connection the negotiation and entering into the Formal Agreement for the Transaction will be maintained in confidence, will not be disclosed to any other party, other than each Party’s respective professional advisors, except where disclosure is compelled by applicable laws and will not be used by the Party for any other purpose other than the evaluation and completion of the Transaction. Each Party will ensure that its respective officers, directors, employees and consultants will agree to maintain all information in connection with this Agreement and the Transaction confidential. All obligations regarding confidentiality will survive termination of this Agreement.

12.	Unanimous Shareholders Agreement

The Parties agree that they will enter into a Unanimous Shareholders Agreement upon the Closing of the Transaction which will provide for the ongoing operation and management of Tero.

13.	General

	(a)	This Agreement will be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable herein;

	(b)	Time shall be of the essence of this Agreement; and

(c)

Upon the Closing of the Transaction, the business and assets of Tero shall be substantially comprised of, but not limited to, those assets and properties set out in Schedule A attached and the $500,000 promissory note payable to Smith Group Holdings Ltd.

If you are in agreement with the foregoing, please confirm that this Agreement accurately sets forth your understanding of the terms of the proposed Transaction and the other matters set forth in this Agreement, by signing a duplicate copy of this letter below and returning it to us prior to 5:00 p.m. (Calgary time) on August 22, 2013, failing which this Agreement shall be null and void.

This Agreement may be executed in counterparts, each of when executed and delivered (including by way of facsimile) is an original but all of which taken together shall constitute one and the same instrument.

We look forward to working together.

Yours very truly,

LITHIUM EXPLORATION GROUP INC.

By:	/s/ Alexander Walsh
Alexander Walsh, Chief Executive Officer

Agreed and confirmed as of August 21, 2013

Tero Oilfield Services Ltd.

By:	/s/ Gary Hoffman
Gary Hoffman, President

SCHEDULE A

This is Schedule “A” attached to and forming part of a Letter of Intent, dated August 20, 2013 between Lithium Exploration Group Inc. and Tero Oilfield Services Ltd..

AREA:	Disposal well lease from MK Ranching. Located near Wardlow,
Alberta.

LANDS & RIGHTS DESCRIPTION	VENDOR’S WORKING INTEREST	TITLE DOCUMENTS	ENCUMBRANCES
100/11-32-024-12 W4M02	100%

Well:

100/11-32-024-12 W4M02 Licensed as a Class 1B Disposal Well. Approval number 9570

Facilities and Pipelines:

Surface Facilities Associated with Class 1B Disposal Well. Approval Number WM079

Includes all equipment, fixed and mobile, used for the day to day operations of the facility.

North Tank Farm c/w 2-1000 BBL & 2-750 BBL tanks, containment and piping. South Tank Farm c/w 4-750 BBL tanks & 1-950 BBL Floc tank.

All pump houses c/w pumps, motors, filter pots, heaters.

Solids Processing receiving, mixing and holding tanks and equipment.

All associated buildings and contents, Office, Operator Shack, MCC and Electrical components, Sample Building.

Mobile equipment involved in solids processing, Vacuum Truck, Cat Loader, Tractor and Tri-Axle Trailer.

All equipment used for down hole injection, pumps, motors, filtration system.

All tooling and miscellaneous equipment on site.